Exhibit 4.1

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES CONTRIBUTION AND SALE

AGREEMENT

between

FIA CARD SERVICES, NATIONAL ASSOCIATION

and

BANC OF AMERICA CONSUMER CARD SERVICES, LLC

Dated as of October 20, 2006

TABLE OF CONTENTS

		Page

ARTICLE I	DEFINITIONS	1

Section 1.01.	Definitions	1

Section 1.02.	Other Definitional Provisions	6

ARTICLE II	CONTRIBUTION, SALE, CONVEYANCE, AND SERVICING OF RECEIVABLES	7

Section 2.01.	Contribution and Sale	7

Section 2.02.	Additional Excluded Accounts	8

Section 2.03.	Servicing	9

ARTICLE III	CONSIDERATION, PAYMENT, AND SERVICING FEE	10

Section 3.01.	Purchase Price	10

Section 3.02.	Adjustments to Purchase Price	10

Section 3.03.	Use of Name, Logo and Marks	10

ARTICLE IV	REPRESENTATIONS AND WARRANTIES	12

Section 4.01.	Representations and Warranties of FIA Relating to FIA	12

Section 4.02.	Representations and Warranties of FIA Relating to the Agreement, the Receivables, and the Conveyed Assets	13

Section 4.03.	Representations and Warranties of BACCS. BACCS hereby represents and warrants to, and agrees with, FIA on the Closing Date and on each Addition Date that:	14

ARTICLE V	COVENANTS	16

Section 5.01.	Covenants of FIA	16

ARTICLE VI	CONDITIONS PRECEDENT	18

Section 6.01.	Conditions to BACCS’s Obligations Regarding Initial Receivables	18

Section 6.02.	Conditions Precedent to FIA’s Obligations	18

ARTICLE VII	TERM AND TERMINATION	19

Section 7.01.	Term	19

Section 7.02.	Termination Event	19

ARTICLE VIII	MISCELLANEOUS PROVISIONS	21

Section 8.01.	Amendment	21

Section 8.02.	Governing Law	21

Section 8.03.	Notices	21

Section 8.04.	Severability of Provisions	22

-i-

TABLE OF CONTENTS

(continued)

-ii-

AMENDED AND RESTATED RECEIVABLES CONTRIBUTION AND SALE AGREEMENT, dated as of October 20, 2006, by and between FIA CARD SERVICES, NATIONAL ASSOCIATION, a national banking association (together with its permitted successors and assigns “FIA”), and BANC OF AMERICA CONSUMER CARD SERVICES, LLC, a North Carolina limited liability company (together with its permitted successors and assigns “BACCS”).

WITNESSETH:

WHEREAS, on the date hereof, Bank of America, National Association (USA) (“BANA (USA)”) merged with and into FIA (such combination, the “Merger”), with FIA being the surviving entity of such Merger; and

WHEREAS, prior to the Merger, BACCS and BANA (USA) entered into a Receivable Participation Agreement (the “Receivable Participation Agreement”), dated as of April 1, 2005 whereby BANA (USA) contributed on that date, and agreed to transfer, in the future, certain participation interests in the receivables arising in certain credit card accounts of BANA (USA); and

WHEREAS, FIA and BACCS desire on the date hereof that FIA contribute to BACCS, all of its right, title and interest, whether now owned or hereafter acquired, in, to and under the Contributed Assets (as such term is defined below); and

WHEREAS, FIA and BACCS desire that thereafter FIA sell to BACCS all of its right, title and interest, whether now owned or hereafter acquired, in, to and under the Purchased Assets (as such term is defined below); and

WHEREAS, to accomplish these mutual desires, FIA and BACCS desire to amend, restate, and rename the Receivables Participation Agreement in its entirety by entering into this Amended and Restated Receivables Contribution and Sale Agreement.

NOW, THEREFORE, it is hereby agreed by and between FIA and BACCS as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. All capitalized terms used herein, or in any certificate or document made or delivered pursuant hereto, and not defined herein or therein shall have the following meanings:

“Account” shall mean, on each date of determination, each account that is (a) a VISA®, MasterCard®, American Express® or similar domestic consumer revolving credit card account and (b) owned by FIA, in each case on such date; provided that if, on any date of determination, any Account is an Excluded Account on such date of determination, such Excluded Account shall not be an Account on such date for purposes of this Agreement.

“Account Schedule” means a complete schedule of all Accounts that is attached to this Agreement and marked as Schedule 1. The Account Schedule may take the form of a computer file, a microfiche list, or another tangible medium that is commercially reasonable. The Account Schedule must identify each Account by account number and by the balance of the Receivables existing in that Account on the Closing Date or on each specified date for each Account Schedule delivered after the Closing Date pursuant to Section 2.01(g).

“Addition Cut Off Date” shall mean, with respect to any Additional Account, the close of business on the last day of the calendar month immediately preceding the Addition Date relating to such Additional Account.

“Addition Date” shall mean, with respect to any Additional Account that was created, or ceased to be an Excluded Account, in each case, during any calendar month following the Closing Date, the date specified by FIA in a notice to BACCS with respect to Additional Accounts relating to such previous calendar month.

“Additional Account” shall mean, with respect to any Addition Date, any Account that was (i) created during the calendar month immediately preceding the Addition Date applicable to such Additional Account (and on the date of its creation was not an Excluded Account) or (ii) ceases to be an Excluded Account during the calendar month immediately preceding the Addition Date applicable to such Additional Account.

“Additional Excluded Account Schedule” shall mean the schedule of accounts, identified by account number, by pool index file, or by such other identifying feature as to which the parties may agree, attached to this Agreement and marked as Schedule 2, as such schedule may be expanded or reduced by FIA and BACCS from time to time, as provided in Section 2.02 hereof.

“Agreement” shall mean this Amended and Restated Receivables Contribution and Sale Agreement as amended and supplemented from time to time.

“Annual Membership Fees” shall mean an annual membership fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“BACCS” shall have the meaning specified in the initial paragraph of this Agreement.

“BACCS/Funding RPA” shall mean the Receivables Purchase Agreement, dated as of October 20, 2006, between BACCS and BA Credit Card Funding, LLC.

“BACSC” shall mean Banc of America Card Servicing Corporation, an Arizona corporation, and its permitted successors and assigns.

“BANA (USA)” shall have the meaning specified in the recitals hereto.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York, Wilmington, Delaware or Charlotte, North Carolina, are authorized or obligated by law or executive order to be closed.

“Cash Advance Fees” shall mean a cash advance fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Closing Date” shall mean October 20, 2006.

“Collections” shall mean all payments on Receivables in the form of cash, checks, wire transfers, electronic transfers, ATM transfers, or any other form of payment. This term includes Recoveries and Insurance Proceeds.

“Contribution” shall have the meaning specified in subsection 2.01(a).

“Contributed Assets” shall have the meaning specified in subsection 2.01(a).

“Conveyed Assets” shall mean the Contributed Assets together with the Purchased Assets.

“Credit Card Agreement” shall mean, for any VISA®, MasterCard®, or American Express® credit card account, the agreement (including any related statement under the Truth in Lending Act) between FIA and the related Obligor governing that account.

“Credit Card Guidelines” shall mean FIA’s policies and procedures (a) relating to the operation of its consumer credit card business, including the policies and procedures for determining the creditworthiness of credit card customers and for extending credit to credit card customers, and (b) relating to its maintenance of credit card accounts and its collection of credit card receivables.

“Cross Services Agreement” shall have the meaning specified in Section 2.04.

“Debtor Relief Laws” shall mean (a) the United States Bankruptcy Code, (b) the Federal Deposit Insurance Act, and (c) all other insolvency, bankruptcy, conservatorship, receivership, liquidation, reorganization, or other debtor relief laws affecting the rights of creditors generally or the rights of creditors of banks.

“Draft Fees” shall mean a draft fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Excluded Accounts” shall mean, as of any date of determination, any (i) MBNA Triple A Master Trust Account, (ii) Fleet Master Credit Card Trust II Account, and (iii) consumer credit card account that is identified on the Additional Excluded Account Schedule as provided in subsection 2.02(a), in each case, as of such date of determination.

“FIA” shall have the meaning specified in the initial paragraph of this Agreement.

“Finance Charge Receivables” shall mean any Receivable that is a Periodic Finance Charge, a Cash Advance Fee, a Late Fee, an Overlimit Charge, a Returned Check Charge, a Research Charge, an Annual Membership Fee, a Draft Fee, a Service Transaction Fee, or a similar fee or charge, including a charge for credit insurance.

“Fleet Master Credit Card Trust II Account” shall mean on any date of determination, any Account on such date of determination, as such term is defined in the Receivables Purchase Agreement, dated as of January 1, 2002, between FIA Card Services, National Association (as successor by merger to BANA (USA) as successor by merger to Fleet Bank (RI), National Association) and Fleet Credit Card Funding Trust (as successor by conversion to Fleet Credit Card Funding, LLC), as the same may be supplemented, amended or modified from time to time; provided that upon the termination of such Receivables Purchase Agreement, no Account shall be a Fleet Master Credit Card Trust II Account and therefore shall no longer be treated as an Excluded Account pursuant to clause (ii) of the definition of the term Excluded Account.

“Governmental Authority” shall mean the United States of America or any individual State, any political subdivision of the United States of America or any individual State, or any other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Initial Account” shall mean each Account that was in existence on the Closing Date.

“Insurance Proceeds” shall mean any amounts recovered pursuant to any credit insurance policies covering any Obligor with respect to any Receivable under such Obligor’s Account.

“Interchange” shall mean all interchange fees or issuer rate fees payable to FIA, in its capacity as credit card issuer, through VISA USA, Inc.®, MasterCard International Incorporated®, American Express Company® or any other similar entity in connection with cardholder charges for goods or services with respect to the Receivables, the amount of which shall be calculated as provided in subsection 5.01(f).

“Late Fees” shall mean a late fee or similar fee that is charged to an Account under the related Credit Card Agreement.

“Lien” shall mean any security interest, lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, assignment, participation interest, equity interest deposit arrangement, preference, priority or other security or preferential arrangement of any kind or nature. This term includes any conditional sale or other title retention arrangement and any financing lease having substantially the same economic effect as any security or preferential arrangement. This term does not include any security interest or other lien created under the Pooling and Servicing Agreement.

“MBNA Triple A Master Trust Account” shall mean on any date of determination, any Account on such date of determination, as such term is defined in the MBNA Triple A Master Trust Pooling and Servicing Agreement, dated as of September 28, 2000, between FIA Card Services, National Association (formerly known as MBNA America Bank, National Association), as transferor and servicer, and The Bank of New York, as trustee, as the same may be supplemented, amended or modified from time to time; provided that from and after the termination of such MBNA Triple A Master Trust Pooling and Servicing Agreement, no Account shall be an MBNA Triple A Master Trust Account and therefore shall no longer be treated as an Excluded Account pursuant to clause (i) of the definition of the term Excluded Account.

“Membership Interest” shall mean the membership interest in BACCS in an amount agreed to by FIA and BACCS that is delivered to FIA pursuant to Section 2(b) in connection with the contribution by FIA to BACCS of the Contributed Assets pursuant to Section 2.01(a).

“Monthly Period” shall mean the period from and including the first day of a calendar month to and including the last day of such calendar month; provided, that the initial Monthly Period will commence on the Closing Date and end on and include the last day of the calendar month immediately succeeding the calendar month during which the Closing Date occurs.

“Obligor” shall mean, for any Visa®, MasterCard®, or American Express® credit card account, any Person obligated to make payments on receivables in that account. This term includes any guarantor but excludes any merchant.

“Overlimit Charges” shall mean an overlimit charge or other similar charge or fee that is charged to an Account under the related Credit Card Agreement.

“Payment Date” shall have the meaning specified in subsection 3.01(a).

“Periodic Finance Charge” shall mean a finance charge determined by periodic rate or other similar charge that is charged to an Account under the related Credit Card Agreement.

“Person” shall mean any person or entity of any nature. This term includes any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture association, joint-stock company, trust unincorporated organization, or Governmental Authority.

“Pooling and Servicing Agreement” shall mean the Second Amended and Restated Pooling and Servicing Agreement, dated as of October 20, 2006, among FIA Card Services, National Association (formerly known as MBNA America Bank, National Association), as servicer, BA Credit Card Funding, LLC, as transferor and The Bank of New York, as trustee, as amended and supplemented from time to time.

“Principal Receivables” shall mean any Receivable other than a Finance Charge Receivable. In calculating the aggregate amount of Principal Receivables in an Account on any date, the gross amount of Principal Receivables in the Account on that day must be reduced by the aggregate amount of credit balances in the Account on such date.

“Proceeding” shall mean any suit in equity, action at law, or other judicial or administrative proceeding.

“Purchase Price” shall mean the consideration for the Conveyed Assets specified in subsection 3.01(a).

“Purchase Price Adjustment” shall have the meaning specified in Section 3.02.

“Purchased Assets” shall have the meaning specified in Subsection 2.01(b).

“Receivables” shall mean any amount payable on an Account by the related Obligors. This term includes Principal Receivables and Finance Charge Receivables.

“Receivables Participation Agreement” shall have the meaning specified in the recitals hereto.

“Recoveries” shall mean amounts recovered in respect of Receivables which have previously been charged off as uncollectible; provided, however, that if any amount so recovered relates to both Receivables which have previously been charged off as uncollectible and other receivables, and if it cannot be determined with objective certainty whether such amount relates to Receivables which have previously been charged off as uncollectible or other receivables, the term Recoveries shall mean the amount reasonably estimated by FIA as having been recovered in respect of Receivables which had previously been charged off as uncollectible.

“Requirements of Law” shall mean (a) any certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, or other organizational or governing documents of that Person and (b) any law, treaty, statute, regulation, or rule, or any determination by a Governmental Authority or arbitrator, that is applicable to or binding on that Person or to which that Person is subject. This term includes usury laws, the Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System.

“Research Charges” shall mean a research charge or similar charge or fee that is charged to an Account under the related Credit Card Account.

“Returned Check Charges” shall mean a returned check charge or similar charge or fee that is charged to an Account under the related Credit Card Account.

“Securitized Assets” shall mean the Conveyed Assets that also become Trust Assets (as defined in the Pooling and Servicing Agreement).

“Service Transaction Fees” shall mean a service transaction fee or similar fee that is charged to an Account under the related Credit Card Account.

“Termination Event” shall have the meaning specified in subsection 7.02(a).

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

Section 1.02. Other Definitional Provisions.

The words “hereof,” “herein,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Subsection, Schedule, and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules, and Exhibits in or to this Agreement unless otherwise specified. The word “including” and words of similar import will be deemed to be followed by “without limitation.”

[END OF ARTICLE I]

ARTICLE II

CONTRIBUTION, SALE, CONVEYANCE, AND SERVICING OF RECEIVABLES

Section 2.01. Contribution and Sale.

(a) For good and valuable consideration of which FIA hereby acknowledges receipt, and for the payment of the portion of the Purchase Price relating to the Contributed Assets as provided herein, FIA does hereby contribute, transfer, assign, set over, and otherwise convey to BACCS (collectively, the “Contribution”), without recourse except as provided herein, all of FIA’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under (i) the Receivables existing on the date hereof in each of the Initial Accounts, (ii) all Interchange, Insurance Proceeds, and Recoveries allocable to such Receivables, (iii) all monies due or to become due and all amounts received or receivable with respect thereto, (iv) all Collections with respect thereto, and (v) all proceeds (including “proceeds” as defined in the UCC) thereof (collectively, the “Contributed Assets”).

(b) For good and valuable consideration of which FIA hereby acknowledges receipt, and for the payment of the portion of the Purchase Price from time to time hereafter relating to the Purchased Assets as provided herein, FIA does hereby sell, transfer, assign, set over, and otherwise convey to BACCS (collectively, the “Sale” and together with the Contribution, the “Conveyance”), without recourse except as provided herein, all of FIA’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under (i) the Receivables created from time to time after the date hereof in each Initial Account and the Receivables existing on the related Addition Cut Off Date and created from time to time after that Addition Cut Off Date in each Additional Account, (ii) all Interchange, Insurance Proceeds, and Recoveries allocable to such Receivables, (iii) all monies due or to become due and all amounts received or receivable with respect thereto, (iv) all Collections with respect thereto, and (v) all proceeds (including “proceeds” as defined in the UCC) thereof (collectively, the “Purchased Assets”).

(c) Principal Receivables in each Initial Account that exist on the Closing Date, and the related Finance Charge Receivables and other Contributed Assets, are contributed by FIA and received by BACCS on the Closing Date. Principal Receivables in each Initial Account that arise after the Closing Date, and the related Finance Charge Receivables and other Purchased Assets, are sold by FIA and purchased by BACCS on the date on which those Principal Receivables arise. Principal Receivables in each Additional Account that exist on the related Addition Cut Off Date and thereafter arising in such Additional Accounts on or prior to the related Addition Date, and the related Finance Charge Receivables and other Purchased Assets, are sold by FIA and purchased by BACCS on the related Addition Date. Principal Receivables in each Additional Account that arise after the related Addition Date, and the related Finance Charge Receivables and other Purchased Assets, are sold by FIA and purchased by BACCS on the date on which those Principal Receivables arise.

(d) FIA shall (i) record and file, at its own expense, any financing statements (and amendments with respect to such financing statements when applicable) with respect to the Conveyed Assets meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the Conveyance of such Conveyed Assets from FIA to BACCS, (ii) cause such financing statements and amendments to name FIA, as debtor, and BACCS, as secured party, of the Conveyed Assets, and (iii) deliver a file-stamped copy of such financing statements or amendments or other evidence of such filings to BACCS as soon as is practicable after filing.

(e) The parties hereto intend that the conveyance of FIA’s right, title and interest in and to the Conveyed Assets shall constitute an absolute contribution and sale, conveying good title free and clear of any liens, claims, encumbrances or rights of others, from FIA to BACCS. It is the intention of the parties hereto that the arrangements with respect to the Conveyed Assets shall constitute a contribution of and purchase and sale of such Conveyed Assets and not a loan, including for accounting purposes. In the event, however, that if it were to be determined that the transactions evidenced hereby constitute a loan and not a contribution, purchase and sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that FIA shall be deemed to have granted, and does hereby grant to BACCS a first priority perfected security interest in all of FIA’s right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Conveyed Assets to secure the obligations of FIA hereunder.

(f) On or prior to the Closing Date, FIA shall mark its books, records, and computer files to make clear that the Receivables arising in the Initial Accounts and the related Conveyed Assets have been contributed and sold to BACCS under this Agreement. On or prior to each Addition Date, FIA shall mark its books, records, and computer files to make clear that the Receivables arising in the related Additional Accounts and the related Purchased Assets have been sold to BACCS under this Agreement. FIA shall not change any of these entries in its books, records, or computer files relating to an Account unless and until that Account has become an Excluded Account or FIA has taken all actions that are necessary or appropriate to maintain the perfection and the priority of BACCS’s ownership interest in the related Conveyed Assets. All acts required of FIA in this paragraph must be taken at FIA’s own expense.

(g) On or prior to the Closing Date, FIA must deliver to BACCS the initial Account Schedule. On or prior to the tenth Business Day in each Monthly Period, FIA will give BACCS written notice of the Addition Date applicable to the Additional Accounts with respect to the prior Monthly Period, if any, the Receivables of which are being sold to BACCS on such Addition Date. Promptly after a request from BACCS, and at least once every two months regardless of whether a request is made by BACCS, FIA must deliver to BACCS an updated Account Schedule that identifies all Accounts (including Additional Accounts). All acts required of FIA in this paragraph must be taken at FIA’s own expense.

(h) FIA is transferring each Securitized Asset to BACCS in connection with a securitization.

Section 2.02. Additional Excluded Accounts. (a) From time to time, the parties hereto may agree to exclude the Receivables in certain Accounts from the effect of this Agreement. In accordance therewith, the parties hereto shall identify such accounts, by account number, by pool index file, or by such other identifying feature as to which the parties may agree, the newly created Receivables of which shall be excluded from the effect of this Agreement. Such identification shall be on Schedule 2 hereto and, from the date of such modification of Schedule 2, such accounts shall be Excluded Accounts as defined herein. To the extent that any Account is also an Account (as such term is defined in the BACCS/Funding RPA), the parties agree not to identify such Account as an Additional Excluded Account until such time as such Account becomes a Removed Account (as such term is defined in the BACCS/Funding RPA). The parties hereto acknowledge that no accounts have been identified on Schedule 2 as of the Closing Date. On, or promptly following the date on which an Account becomes an Excluded Account pursuant to this Section 2.02(a), FIA shall deliver to BACCS an updated Additional Excluded Account Schedule which shall be attached hereto as Schedule 2.

(b) From time to time, the parties hereto may agree to include the Receivables in certain previously Excluded Accounts within the effect of this Agreement by removing the Account number of such previously Excluded Accounts, the Receivables of which are to be included, from Schedule 2 hereto and FIA shall promptly deliver such modified Schedule 2 to BACCS. From the Addition Date immediately following the date of such delivery of such modified Schedule 2 to BACCS, such previously Excluded Accounts shall be Accounts as defined herein.

Section 2.03. Servicing.

(a) FIA shall be responsible for servicing the Accounts and Receivables. Servicing of the Accounts and Receivables shall be in accordance with that certain Cross Services Agreement dated as of October 20, 2006 by and among certain affiliates of Bank of America Corporation (the “Cross Services Agreement”).

(b) Upon BACCS’s reasonable request, on the tenth Business Day following any Monthly Period, FIA shall deliver to BACCS, a report substantially in the form, and identifying the information, that the parties may from time to time mutually agree.

[END OF ARTICLE II]

ARTICLE III

CONSIDERATION, PAYMENT, AND SERVICING FEE

Section 3.01. Purchase Price.

(a) The Purchase Price for the Contributed Assets is the issuance of the Membership Interest by BACCS to FIA, and FIA does hereby acknowledge receipt of such Membership Interest and no additional Purchase Price hereunder shall be payable on the Closing Date with respect thereto. FIA shall immediately contribute such Membership Interest (along with certain other assets and liabilities of FIA) to BACCH in exchange for the issuance of common stock by BACCH to FIA, all pursuant to the terms of the Contribution Agreement. The Purchase Price for the Receivables arising in any Account (including the Receivables existing in any Additional Account on the applicable Addition Cut Off Date or arising in any Additional Account thereafter) and the related Purchased Assets sold to BACCS under this Agreement after the date hereof, (i) shall be payable in cash on a date (the “Payment Date”) mutually agreed to by FIA and BACCS, but no later than the tenth Business Day following the Monthly Period in which such Receivables and related Purchased Assets are conveyed by FIA to BACCS and (ii) shall be an amount equal to 100% of the aggregate balance of the Receivables existing on such date and so conveyed, as such amount shall be adjusted on such Payment Date to reflect such factors as FIA and BACCS mutually agree will result in a Purchase Price determined to be the fair market value of such Principal Receivables and related Purchased Assets on such Payment Date. The computation of each Purchase Price shall assume no purchase of additional Receivables or relating Purchased Assets. Each of the parties hereto acknowledge that BACCS may, but shall not be obligated to, draw on the credit available pursuant to a Revolving Credit Note, dated as of March 1, 2005 between FIA (as successor by merger to BANA (USA)) and BACCS in order to fund the payment of the related Purchase Price on any Payment Date.

(b) Notwithstanding any other provision of this Agreement, FIA shall not be obligated to continue to transfer or deliver Purchased Assets to BACCS to the extent that FIA is not paid the Purchase Price therefor as provided herein.

Section 3.02. Adjustments to Purchase Price. The Purchase Price shall be reduced on the Payment Date (a “Purchase Price Adjustment”) with respect to any Receivable previously conveyed to BACCS by FIA if such Receivable is reduced by FIA because of a rebate, refund, unauthorized charge, or billing error to the Obligors. The amount of such reduction shall equal the reduction in the balance of such Receivable resulting from the occurrence of such event, subject to any adjustment that had been made pursuant to subsection 3.01(a) with respect to the Purchase Price for such Receivable at the time of its conveyance. In the event that a reduction pursuant to this Section 3.02 causes the Purchase Price to be a negative number, FIA shall pay to BACCS on such Payment Date an amount equal to the amount by which the Purchase Price Adjustment exceeds the unadjusted Purchase Price.

Section 3.03. Use of Name, Logo and Marks. To the extent of its interest, FIA hereby grants to BACCS a non-exclusive license to use the name “FIA,” “MBNA,” “Bank of America,” and all related identifying trade or service marks, signs, symbols, logos, and designs but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by FIA to BACCS from time to time. Further, to the extent of its interest, FIA hereby grants to BACCS a non-exclusive license to use all related servicing software but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by FIA to BACCS from time to time. And further, to the extent of its interest, FIA hereby grants to BACCS a non-exclusive license to use all related customer lists and other intangibles but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by FIA to BACCS from time to time. These licenses are co-extensive with the term of this Agreement.

[END OF ARTICLE III]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of FIA Relating to FIA.

(a) Representations and Warranties. FIA hereby represents and warrants to, and agrees with, BACCS on the Closing Date and on each Addition Date that:

(i) Organization and Existence. FIA is a duly organized national banking association validly existing under the laws of the United States of America and has, in all material respects, full power and authority to own its assets and operate its business as presently owned or operated, and to execute, deliver, and perform its obligations under this Agreement. FIA is not organized under the laws of any other jurisdiction.

(ii) Due Qualification. FIA is duly qualified to do business and is in good standing (or is exempt from such requirement) as a foreign corporation or foreign limited liability company and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on FIA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.

(iii) Due Authorization. This Agreement has been duly authorized by FIA by all necessary action on the part of FIA.

(iv) No Conflict. Neither the execution and delivery by FIA of this Agreement, nor the performance by FIA of its obligations under this Agreement, will conflict with, result in a material breach of or violation of any of the terms of, or constitute (with or without notice or lapse of time or both) a default under, any material Requirement of Law or the terms of any material indenture or other material agreement or instrument to which FIA is a party or by which it or its properties are bound (other than violations of such Requirements of Law, indentures, agreements, and other instruments which do not affect the legality, validity, or enforceability of any of such agreements, the Receivables, or the Conveyed Assets and which, individually or in the aggregate, would not have a material adverse effect on FIA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement).

(v) No Proceedings. There are no Proceedings or investigations pending or, to the best knowledge of FIA, threatened, against FIA before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of FIA, would materially and adversely affect the performance by FIA of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, which in each case, if adversely determined, would be reasonably likely to result in a material adverse effect on FIA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.

(vi) All Consents. No consent, approval, authorization, or order of, or filing with, any Governmental Authority is required on the part of FIA in connection with the performance by FIA of the transactions contemplated by this Agreement, except such as have been obtained or made and are in full force and effect and those which the failure to obtain would not have a material adverse effect on this Agreement, or the transactions contemplated by, or FIA’s ability to perform its obligations under, this Agreement.

(vii) Insolvency. (A) FIA has not filed a petition or commenced a Proceeding (I) to take advantage of any Debtor Relief Law or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to FIA or all or substantially all of its property, (B) FIA has not consented or failed to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding has been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction has not decreed or ordered relief with respect to any such petition or Proceeding, (C) FIA has not admitted in writing its inability to pay its debts generally as they become due, (D) FIA has not made an assignment for the benefit of its creditors, (E) FIA has not voluntarily suspended payment of its obligations, (F) FIA has not taken any action in furtherance of any of the foregoing, and (G) FIA has not transferred any Conveyed Interest in contemplation of any of the foregoing.

(b) Notice of Breach. The representations and warranties set forth in this Section 4.01 shall survive the transfer of the Conveyed Assets to BACCS. Upon discovery by FIA or BACCS of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give notice to the other party within three (3) Business Days following such discovery.

Section 4.02. Representations and Warranties of FIA Relating to the Agreement, the Receivables, and the Conveyed Assets.

(a) Representations and Warranties. FIA hereby represents and warrants to BACCS on the Closing Date with respect to the Initial Accounts (and the related Receivables, Contributed Assets and Purchased Assets, as applicable), and on the related Addition Date with respect to Additional Accounts (and the related Receivables and Purchased Assets), that:

(i) this Agreement constitutes a legal, valid, and binding obligation of FIA enforceable against FIA in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or general principles of equity;

(ii) immediately prior to the conveyance of each Conveyed Asset to BACCS, FIA owns and has good and marketable title to such Conveyed Asset free and clear of any Lien except for any Lien for municipal or other local taxes if those taxes are currently not due or if FIA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes;

(iii) with respect to each Conveyed Asset, all authorizations, consents, orders, or approvals of, or registrations or declarations with, any Governmental Authority required to be obtained, effected, or given by FIA in connection with the conveyance of such Conveyed Asset to BACCS have been duly obtained, effected, or given and are in full force and effect;

(iv) this Agreement effects a valid contribution and sale to BACCS of the related Receivables, and that sale is perfected under the UCC;

(v) FIA’s contribution to BACCS of each related Receivable existing on the Closing Date, in the case of any Initial Account, or sale to BACCS on the related Addition Date, in the case of any Additional Account, complies in all material respects with all Requirements of Law applicable to FIA; and

(vi) FIA’s sale to BACCS of each related Receivable arising after the Closing Date, in the case of any Initial Account, or after the related Addition Cut Off Date, in the case of any Additional Account, complies in all material respects with all Requirements of Law applicable to FIA.

(b) Notice of Breach. The representations and warranties set forth in this Section 4.02 shall survive the transfer of the Conveyed Assets to BACCS. Upon discovery by FIA or BACCS of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give notice to the other party within three (3) Business Days following such discovery.

Section 4.03. Representations and Warranties of BACCS. BACCS hereby represents and warrants to, and agrees with, FIA on the Closing Date and on each Addition Date that:

(a) Organization and Existence. BACCS is a duly organized limited liability company validly existing under the laws of the State of North Carolina and has, in all material respects, full power and authority to own its assets and operate its business as presently owned or operated, and to execute, deliver, and perform its obligations under this Agreement. BACCS is not organized under the laws of any other jurisdiction.

(b) Due Authorization. This Agreement has been duly authorized by BACCS by all necessary action on the part of BACCS.

(c) No Conflict. Neither the execution and delivery by BACCS of this Agreement, nor the performance by BACCS of its obligations under this Agreement, will conflict with, result in a material breach of or violation of any of the terms of, or constitute (with or without notice or lapse of time or both) a default under, any material Requirement of Law or the terms of any material indenture or other material agreement or instrument to which BACCS is a party or by which it or its properties are bound (other than violations of such Requirements of Law, indentures, agreements, and other instruments which do not affect the legality, validity, or enforceability of any of such agreements, the Receivables, or the Conveyed Assets and which, individually or in the aggregate, would not have a material adverse effect on BACCS or the transactions contemplated by, or its ability to perform its obligations under, this Agreement).

(d) No Proceedings. There are no Proceedings or investigations pending or, to the best knowledge of BACCS, threatened, against BACCS before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of BACCS, would materially and adversely affect the performance by BACCS of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, which in each case, if adversely determined, would be reasonably likely to result in a material adverse effect on BACCS or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.

(e) All Consents. No consent, approval, authorization, or order of, or filing with, any Governmental Authority is required on the part of BACCS in connection with the performance by BACCS of the transactions contemplated by this Agreement, except such as have been obtained or made and are in full force and effect and those which the failure to obtain would not have a material adverse effect on this Agreement, or the transactions contemplated by, or BACCS’s ability to perform its obligations under, this Agreement.

The representations and warranties set forth in this Section 4.03 shall survive the transfer of the Conveyed Assets to BACCS. Upon discovery by FIA or BACCS of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give notice to the other party within three (3) Business Days following such discovery.

[END OF ARTICLE IV]

ARTICLE V

COVENANTS

Section 5.01. Covenants of FIA. FIA hereby covenants and agrees with BACCS as follows:

(a) Limitation on Actions. Except in enforcing or collecting an Account, FIA will take no action that results in any Receivable not being an account under Article 9 of the Delaware UCC, and therefore, FIA will take no action that results in any Receivable being an instrument or chattel paper under Article 9 of the Delaware UCC.

(b) Security Interests. Except for the conveyances hereunder, FIA will not sell, pledge, assign, or transfer to any other Person, or take any other action inconsistent with BACCS’s ownership of, the Conveyed Assets, or grant, create, incur, assume, or suffer to exist any Lien (arising through or under FIA) on any Conveyed Asset or any interest therein, and FIA shall not claim any ownership interest in any Conveyed Asset and shall defend the right, title, and interest of BACCS in, to, and under the Conveyed Assets against all claims of third parties claiming through or under FIA.

(c) Account Allocations. In the event that FIA is unable for any reason to transfer Conveyed Assets to BACCS in accordance with the provisions of this Agreement (including by reason of the application of the provisions of Section 7.02 or any order of any Governmental Authority), FIA agrees (except as prohibited by any such order or any Requirement of Law) to allocate and pay to BACCS, after the date of such inability, all Collections and other amounts in respect of the Conveyed Assets previously transferred to BACCS. To the extent that it is not clear to FIA whether collections relate to a Principal Receivable that was contributed or sold to BACCS or to a principal receivable that FIA was unable to contribute or sell to BACCS, FIA shall allocate payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account. Notwithstanding any cessation of the transfer to BACCS of additional Principal Receivables, Principal Receivables contributed or sold to BACCS prior to the occurrence of the event giving rise to such inability, Collections in respect of such Principal Receivables, Finance Charge Receivables whenever created that accrue in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables, shall continue to be property of BACCS.

(d) Collections. If FIA receives Collections on any Receivable, FIA promptly will deliver those Collections to BACCS.

(e) Notice of Liens. FIA shall notify BACCS promptly after becoming aware of any Lien arising through or under FIA on any Conveyed Asset other than the conveyances hereunder.

(f) Interchange. Interchange allocable to the Receivables for each Monthly Period shall be remitted by FIA to BACCS no later than the fifteenth Business Day following such Monthly Period. Such amount of Interchange shall be equal to the product of (i) the total amount of Interchange paid or payable to FIA with respect to its VISA®, MasterCard®, American Express®, or similar consumer revolving credit card accounts during such Monthly Period times (ii) a fraction the numerator of which is the aggregate amount of cardholder charges for goods and services in the Accounts with respect to such Monthly Period and the denominator of which is the aggregate amount of cardholder charges for goods and services in all VISA®, MasterCard® or American Express® consumer revolving credit card accounts owned by FIA with respect to such Monthly Period.

(g) Documentation of Transfer. FIA shall timely file in all appropriate filing offices the documents which are necessary or advisable to perfect and maintain the perfection of BACCS’s interest in the Conveyed Assets.

(h) Periodic Finance Charges. Except (i) as otherwise required by any Requirements of Law or (ii) as is deemed by FIA to be necessary in order for it to maintain its consumer credit card business or a program operated by such consumer credit card business on a competitive basis based on a good faith assessment by it of the nature of the competition in the consumer credit card business or such program, FIA shall not at any time reduce the annual percentage rate of the Periodic Finance Charges assessed on the Receivables or other fees charged on any of the Accounts if, such reduction is not also applied to any comparable segment of accounts owned by FIA which have characteristics the same as, or substantially similar to, such Accounts that are subject to such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between FIA and an unrelated third party or by the terms of the Credit Card Agreements.

(i) Credit Card Agreements and Credit Card Guidelines. FIA shall comply with and perform its obligations under the Credit Card Agreements relating to the Accounts and the Credit Card Guidelines except insofar as any failure so to comply or perform would not materially and adversely affect the rights of BACCS, or any of their assigns. Subject to compliance with each Requirement of Law, FIA may change the terms and provisions of the applicable Credit Card Agreements or the applicable Credit Card Guidelines with respect to any of the Accounts in any respect (including the calculation of the amount, or the timing, of charge-offs and the Periodic Finance Charges and other fees to be assessed thereon) only if in the reasonable judgment of FIA such change is made applicable to any comparable segment of the revolving credit card accounts owned by FIA which have characteristics the same as, or substantially similar to, such Accounts that are subject to such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between FIA and an unrelated third party or by the terms of the Credit Card Agreements.

(j) Annual Opinion. On March 31 in each calendar year, beginning March 31, 2007, FIA will deliver to BACCS an opinion of counsel (i) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement is then necessary to perfect BACCS’s ownership interest in the Receivables, and (ii) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement will be necessary prior to March 31 of the next calendar year to maintain the perfection of BACCS’s ownership interest in the Receivables or, if that is not the case, identifying each filing that will be necessary prior to March 31 of that calendar year.

(k) Name and Type and Jurisdiction of Organization. FIA shall not change its name or its type or jurisdiction of organization without previously having delivered to BACCS evidence, satisfactory to BACCS, to the effect that all actions have been taken, and all filings have been made, as are necessary to continue and maintain the first priority perfected ownership interest of BACCS in the Conveyed Assets.

(l) Conveyance of Accounts. FIA shall not convey, assign, exchange or otherwise transfer any of the Accounts to any Person prior to the termination of this Agreement.

[END OF ARTICLE V]

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01. Conditions to BACCS’s Obligations Regarding Initial Receivables. The obligations of BACCS to accept the contribution of the Contributed Assets on the Closing Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of FIA contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on such date (except that, to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty was true and correct in all material respects on such earlier date);

(b) All information concerning the Initial Accounts provided to BACCS shall be true and correct in all material respects as of the date hereof;

(c) FIA shall have recorded and filed, at its own expense, any financing statement with respect to the Conveyed Assets meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect BACCS’s interest in the Conveyed Assets and shall have delivered a file-stamped copy of such financing statement or other evidence of such filing to BACCS; and

(d) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to BACCS, and BACCS shall have received from FIA copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as BACCS may reasonably have requested.

Section 6.02. Conditions Precedent to FIA’s Obligations. The obligations of FIA to contribute the Contributed Assets on the Closing Date shall be subject to the satisfaction of the following conditions:

(a) All representations and warranties of BACCS contained in this Agreement shall be true and correct in all material respects on the Closing Date with the same effect as though such representations and warranties had been made on such date (except that, to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty was true and correct in all material respects on such earlier date); and

(b) All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to FIA, and FIA shall have received from BACCS copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as FIA may reasonably have requested.

[END OF ARTICLE VI]

ARTICLE VII

TERM AND TERMINATION

Section 7.01. Term.

This Agreement will commence on the Closing Date and will continue at least until the earlier of (a) the termination of every securitization into which any Receivables are transferred and (b) the amendment of any applicable securitization document to remove any special purpose entity that received transfers of Receivables from BACCS (or a transferee of BACCS) as seller or transferor (or similar role) from any securitization into which any Receivables are transferred. After that time, either party may terminate this Agreement by giving reasonable notice to the other party.

Section 7.02. Termination Event.

(a) Each of the following shall constitute a “Termination Event” under this Agreement:

(i) (A) FIA files a petition or commences a Proceeding (I) to take advantage of any Debtor Relief Law or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to FIA or all or substantially all of its property, (B) FIA consents or fails to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding is not dismissed or stayed within ninety (90) days (or such longer period to which BACCS agrees) of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction decrees or orders relief with respect to any such petition or Proceeding, (C) FIA admits in writing its inability to pay its debts generally as they become due, (D) FIA makes an assignment for the benefit of its creditors, (E) FIA voluntarily suspends payment of its obligations, or (F) FIA takes any action in furtherance of any of the foregoing; or

(ii) (A) BACCS files a petition or commences a Proceeding (I) to take advantage of any Debtor Relief Law or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to BACCS or all or substantially all of its property, (B) BACCS consents or fails to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding is not dismissed or stayed within ninety (90) days (or such longer period to which FIA agrees) of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction decrees or orders relief with respect to any such petition or Proceeding, (C) BACCS admits in writing its inability to pay its debts generally as they become due, (D) BACCS makes an assignment for the benefit of its creditors, (E) BACCS voluntarily suspends payment of its obligations, or (F) BACCS takes any action in furtherance of any of the foregoing.

(b) Upon the occurrence of a Termination Event described in clause (a)(i), BACCS may, at its option, give notice to FIA that this Agreement is terminated as of the day such notice is delivered. Upon the occurrence of a Termination Agreement described above in clause (a)(ii), FIA may, at its option, give notice to BACCS that this Agreement is terminated as of the day such notice is delivered. Notwithstanding such termination, if any, Principal Receivables contributed or sold to BACCS prior to the occurrence of such Termination Event, Collections in respect of such Principal Receivables, Finance Charge Receivables whenever created that accrue in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables, shall continue to be property of BACCS. To the extent that it is not clear to FIA whether collections relate to a Principal Receivable which was contributed or sold to BACCS or to a principal receivable which was not contributed or sold by FIA to BACCS, FIA shall allocate payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account.

[END OF ARTICLE VII]

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Amendment. This Agreement may not be amended or otherwise changed orally but only by an instrument in writing signed by BACCS and FIA.

Section 8.02. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. THE PARTIES HERETO DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00, AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES (A) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (B)(1) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (2) THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (B)(1) OR (2) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.

Section 8.03. Notices. All demands, notices, and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested and postage prepaid, or sent by facsimile transmission to (a) in the case of FIA, to FIA Card Services, National Association, 1100 North King Street, Mail Code: DE5-003-0107, Wilmington, DE 19884 Attention: Marcie Copson-Hall (facsimile no. (302) 432-6383), with a copy to Bank of America Corporation, 101 S. Tryon Street, Mail Code: NC1-002-29-01, Charlotte, North Carolina 28255, Attn: Caroline Tsai (facsimile no. (704) 602-5688), and (b) in the case of BACCS, to Banc of America Consumer Card Services, LLC, 201 N. Tryon Street, NC1-021-14-02, Charlotte, North Carolina 28255, Attention: Greg Hobby, Senior Vice President (facsimile: (704) 348-0880), with a copy to Bank of America Corporation, 101 S. Tryon Street, Mail Code: NC1-002-29-01, Charlotte, North Carolina 28255, Attention: Caroline Tsai, Assistant General Counsel (facsimile: (704) 602-5988); or, as to each party, at such other address as shall be designated by such party in a notice to the other party in accordance with this Section 8.03.

Section 8.04. Severability of Provisions. If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall for any reason whatsoever be held invalid, such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of such remaining covenants, agreements, provisions, and terms of this Agreement.

Section 8.05. Assignment. This Agreement may not be assigned by any party hereto, except with the prior written consent of the other party (which may be given or withheld in its sole and absolute discretion), and any such prohibited assignment shall be void. Notwithstanding the above, any party hereto shall have the right to assign its interest in this Agreement to an affiliate directly or indirectly controlled by such party, provided that such assigning party provides written notice of such assignment to the other parties hereto, within ten (10) days of said assignment.

Section 8.06. Further Assurances. BACCS and FIA agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement, including the execution of any financing statements or amendments thereto or equivalent documents relating to the Conveyed Assets for filing under the provisions of the UCC or other law of any applicable jurisdiction.

Section 8.07. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of BACCS or FIA, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers, and privileges provided by law.

Section 8.08. Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 8.09. Binding; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

Section 8.10. Merger and Integration. This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

Section 8.11. Headings. The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 8.12. Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 8.13. Survival of Remedies. All remedies set forth in this Agreement shall survive the termination of this Agreement.

[END OF ARTICLE VIII]

IN WITNESS WHEREOF, BACCS and FIA have caused this Amended and Restated Receivables Contribution and Sale Agreement to be duly executed by their respective officers as of the date first above written.

FIA CARD SERVICES, NATIONAL ASSOCIATION

By:	/s/ Scott W. McCarthy
Name:	Scott W. McCarthy
Title:	Senior Vice President

BANC OF AMERICA CONSUMER CARD SERVICES, LLC

By:	/s/ Robert W. Lamantia
Name:	Robert W. Lamantia
Title:	Senior Vice President

[Signature Page to Amended and Restated Receivables Contribution and Sale Agreement]

SCHEDULE 1

ACCOUNT SCHEDULE

S-1

SCHEDULE 2

LIST OF ADDITIONAL EXCLUDED ACCOUNTS

[Accounts to be identified by account numbers]

IN WITNESS WHEREOF, BACCS and FIA have caused this Schedule 2 to be duly modified by their respective officers as of this      day of                      , 20        .

FIA CARD SERVICES, NATIONAL ASSOCIATION

By:
Name:
Title:

BANC OF AMERICA CONSUMER CARD SERVICES, LLC

By:
Name:
Title:

S-2